ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 14

INSURED

BOND NUMBER

Eaton Vance Management

00125113B

EFFECTIVE DATE

BOND PERIOD

               AUTHORIZED REPRESENTATIVE

October 30, 2013

September 1, 2013 to September 1, 2014

/S/ Joseph R. Costello

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Named Insured Company, shall include any In-House Plan, provided that a list of such In-House Plans is submitted to the Underwriter on at least an annual basis.

It is further understood and agreed that for the purposes of this Rider:

(1)

“In-House Plan” means any Plan for employees of a Company, or for any entity controlling, controlled by, or under common control with a Company, but always excluding employee stock ownership plans, stock bonus plans, and any trusts relating thereto; and

(2)

“Plan” means any retirement or employee benefit plan, including any trust relating thereto.

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of this Bond other than as above stated.

RNM 402.0-00-125 (10/13)